SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C. 20549

                       FORM 12b-25

               NOTIFICATION OF LATE FILING

SEC File No:  0-22640

                       (Check One):
 X  Form 10-K and Form 10-KSB      Form 20-F      Form 11-K
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    Form 10-Q and Form 10-QSB       Form N-SAR
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     For Period Ended:  December 31, 1996

        Transition Report on Form 10-K
     ---
        Transition Report on Form 20-F
     ---
        Transition Report on Form 11-K
     ---
        Transition Report on Form 10-Q
     ---
        Transition Report on Form N-SAR
     ---
     For the Transition Period Ended:

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          Read Attached Instruction Sheet Before Preparing
                   Form.  Please Print or Type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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Part I  Registrant Information
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     Full Name of Registrant:  The Global Opportunity Fund L.P.

     Former Name if Applicable


     Address of Principal Executive Office (Street and Number)

     233 S. Wacker Drive, Suite 4500, Chicago, IL  60606

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Part II  Rules 12b-25(b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

 X   (a)  The reasons described in reasonable detail in Part III of
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this form could not be eliminated without unreasonable effort or expense;

 X   (b)  The subject annual report, semi-annual report, transition
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report on Form 10-K, Form20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c)  The accountant's statement or other exhibit required by
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Rule 12b-25(c) has been attached
if applicable.

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Part III  Narrative
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State below in reasonable detail the reasons why Form 10-K and Form
10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

     See Part III Narrative attached hereto.

                                    (Attach Extra Sheets if Needed)
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Part IV  Other Information
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     (1)  Name and telephone number of person to contact in regard to this notification

          (Name)                (Area Code) (Telephone Number)
          Kathleen Gallagher      312           526-2481
          Accountant

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities and Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                              X  Yes       No
                                             ---       ---


     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                 Yes   X  No
                                             ---      ---

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

     It is anticipated that the Company will have a significant loss, comparable to the corresponding period for the last fiscal year.

            (Name of Registrant as specified in charter)
                  The Global Opportunity Fund L.P.

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  March 27, 1997         By:/s/ F.L. KIRBY
                                 ----------------------
                              F.L. Kirby, President of Rodman &
                              Renshaw Futures Management, Inc.,
                              General Partner


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.



                   THE GLOBAL OPPORTUNITY FUND L.P.
                   --------------------------------
              Form 12b-25 With Respect to Annual Report
           on Form 10-K for Year Ending December 31, 1996


                       PART III - NARRATIVE
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     Registrant's Annual Report on Form 10-K for the year ended
December 31, 1996 will not be filed by March 31, 1997 because the audit for Registrant's 1996 financial statements has not yet been completed.